                                                                      EXHIBIT 12

                                   IBP, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (IN THOUSANDS, EXCEPT RATIO DATA)

                            THIRTY-NINE WEEKS ENDED                              FISCAL YEARS ENDED
                          ----------------------------  --------------------------------------------------------------------
                          SEPTEMBER 30,  SEPTEMBER 24,  DECEMBER 31,  DECEMBER 25,  DECEMBER 26,  DECEMBER 28,  DECEMBER 29,
                              1995           1994         1994(2)       1993(3)         1992          1991        1990(4)
                          -------------  -------------  ------------  ------------  ------------  ------------  ------------
Earnings before income
  taxes..................   $ 365,671      $ 173,071      $308,889      $131,257      $108,616      $  2,253      $ 75,727

Fixed charges
    Interest expense.....      31,218         33,154        45,124        45,838        54,683        61,344        59,110

    Interest portion of
      operating lease/
      rent expense(1)....       3,018          2,536         3,440         3,360         3,328         3,893         2,495

    Total fixed
      charges............      34,236         35,690        48,564        49,198        58,011        65,237        61,605

Earnings before fixed
  charges................   $ 399,907      $ 208,761      $357,453      $180,455      $166,627      $ 67,490      $137,332

Ratio of earnings to
  fixed charges..........      11.68x          5.85x         7.36x         3.67x         2.87x         1.03x         2.23x

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(1) Represents one-third of operating lease/rent expense, which the Company's management believes to be representative of the interest portion of operating lease/rent expense.

(2) Fiscal year consisted of 53 weeks.

(3) The earnings set forth for 1993 do not reflect the effect of the Company's change in its method of accounting for income taxes in such year.

(4) The earnings set forth for 1990 do not reflect the effect of the Company's extraordinary item relating to the premium paid by the Company in such year in connection with its prepayment of certain indebtedness.